Exhibit 3.3

TELE LESTE CELULAR PARTICIPAÇÕES S/A

CNPJ 02.558. 144/0001-93 – NIRE 35 3 0032612

(Publicly-held Company)

CHAPTER I – CHARACTERISTICS OF THE COMPANY

LEGAL FORM

Art. 1 – Tele Leste Celular Participações S.A. is a joint stock corporation governed by Law No. 6.404/76, as amended, by these By-Laws and by other applicable legal provisions, being established for an indefinite period of time.

CORPORATE PURPOSE

Art. 2 – The Company’s corporate purposes are:

I - to control companies engaged in cellular mobile service, personal mobile service and other kinds of telecommunication services in general, pursuant to concessions, authorizations and permits granted to it;

II - to promote, through controlled or subsidiary companies, the expansion and implementation of telecommunication services, in the respective concession, authorization and permit areas granted to it;

III - to promote, carry out or guide the raising of foreign or domestic funds to be invested by the Company or by its controlled companies;

IV - to promote and stimulate study and research activities for the development of the telecommunications industry;

V - to perform, through its controlled or subsidiary companies, specialized technical services concerning the telecommunication area;

VI - to promote, stimulate, perform and coordinate, through its controlled or subsidiary companies, the formation and training of the staff necessary for the telecommunications industry;

VII - to perform or promote the importation of products and services for its controlled and subsidiary companies;

VIII - to perform other activities related to its corporate purposes;

IX - to hold interests in the capital stock of other companies; and

X - to market equipment and materials required for or useful to the operation of telecommunication services.

HEAD OFFICE

Art. 3 – The Company has its head office in the City of Salvador, State of Bahia and may, by decision of the Executive Committee, open and close branches, agencies and branch offices, offices, departments and representation offices in any part of the Brazilian territory or abroad.

CHAPTER II – CAPITAL STOCK

AUTHORIZED CAPITAL

Art. 4 – The Company may increase its capital stock up to the limit of twenty-eight million (28,000,000) shares, whether common or preferred, regardless of amendment to the articles of incorporation, the Board of Directors being the competent body to make resolutions on the increase and consequent issuance of new shares within the referred limit.

Paragraph One – No requirement exists as to keeping any proportion between the number of shares of each class, the maximum proportion of two thirds (2/3) of the number of preferred shares with no voting rights or with restricted voting rights in relation to the total of shares issued may be maintained.

Paragraph Two – The shareholders shall have preemptive rights upon the subscription of increases in the capital stock, in proportion to the number of shares held by them.

Paragraph Three – By resolution of the Board of Directors, (i) the preemptive right may be excluded upon issues of shares, debentures convertible into shares and warrants, the placement of which is made at Stock Exchanges or by public subscription, exchange of shares in a public offering for acquisition of control, under the terms of the Articles 257 and 263 of the Corporations Act, as well as for benefiting from tax incentives, under the terms of specific laws, as permitted by Article 172 of Law No. 6404/76; and, (ii) upon issuance of common shares intended for adaptation to the provisions in article 15, paragraph 2 of Law No. 6404/76, the preemptive right set forth in article 171, paragraph 1 (b) of the Corporations Act regarding the subscription of shares of kinds and classes different from the ones held by the shareholders may not be extended to the holders of preferred shares, as provided for in article 8, paragraph 2 of Law No. 10.330/01.

SUBSCRIBED CAPITAL

Art. 5 – The subscribed and fully paid-up capital is three hundred and six million, eight hundred and thirty thousand, two hundred and thirty-nine reais and fifty-five cents (R$ 306,830,239.55), divided into nine million, six hundred and forty-four thousand, two hundred and seventy-eight (9,644,278) shares, of which three million, three hundred and seventy-six thousand, five hundred and sixty (3,376,560) are common shares and six million, two hundred and sixty-seven thousand, seven hundred and eighteen (6,267,718) are preferred shares, all of them of book-entry type, with no face value.

Sole Paragraph – The shares shall be held in a depositary account with a financial institution on behalf of their respective holders, with no issuance of certificates, and the institution may charge from the shareholders the cost of transfer of their respective shares.

CHAPTER III – SHARES

COMMON SHARES

Art. 6 – Each common share entitles the holder thereof to one vote in the Shareholders’ Meetings.

PREFERRED SHARES

Art. 7 – Preferred shares have no voting rights, except in the cases provided for in Articles 9 and 10 below, and are assured priority: i) upon reimbursement of capital, with no premium, and ii) upon payment of non-cumulative, minimum dividends of six percent (6%) per annum on the amount resulting from the division of the subscribed capital for the total number of shares of the Company or upon receipt of dividends ten percent (10%) greater than those ascribed to each common share, whichever is greater.

Sole Paragraph – Preferred shares will be granted full voting rights in the event the Company shall fail to pay the minimum dividends to which they are entitled for three (3) consecutive fiscal years, which right they shall retain until such dividends are paid.

CHAPTER IV – GENERAL SHAREHOLDERS’ MEETING

Art. 8 – General Shareholders’ Meetings shall be held: (i) on a regular basis, once a year, within the first four (4) months following the end of each fiscal year, for resolution of the matters mentioned in Article 132 of Law No. 6.404/76 and, (ii) on a special basis, whenever necessary, be it as a function of corporate interests, or due to a provision in these By-Laws, or when applicable legislation should so require.

Sole Paragraph – General Shareholders’ Meetings shall be called by the Board of Directors, it being incumbent upon the Chairman of the mentioned body to provide support to the relevant act.

Art. 9 – The execution of any long-term agreements between the Company or its controlled companies, on the one part, and the controlling shareholder or controlled companies, affiliates, companies subject to common control or controlling the latter, or which are otherwise related parties of the Company, on the other part, except where such agreements are subject to uniform clauses.

Art. 10 – Without prejudice to the provisions of Paragraph One of Article 115 of Law No. 6.404/76, the holders of preferred shares shall be entitled to voting rights in resolutions of the general Meeting referred to in Article 9, as well as in those resolutions related to amendment or revocation of the following provisions of these Bylaws:

I - article 9;

II - sole Paragraph of article 11; and

III - article 30.

Art. 11 – The General Shareholders’ Meetings shall be chaired by the Chairman the Board of Directors, who shall appoint the Secretary from among those present to the meeting. In the absence of the Chairman of the Board of Directors, the shareholders shall choose the chairman and the secretary of the meeting.

Sole Paragraph – In the cases provided for in Article 136 of Law No. 6.404/76, the first call notice for the General Shareholders’ Meetings shall be published at least thirty (30) days in advance and the second call notice shall be published at least ten (10) days in advance.

Art. 12 – Only shareholders of record up to seventy-two (72) hours prior to the date scheduled for the relevant Meeting, may attend and vote in the General Shareholders’ Meetings.

Paragraph One – The call notice may require that the attendance of the shareholder at the Meeting be contingent upon filing, with the Company’s head office, of proof of his/her/its qualifications as a shareholder, issued by the Company itself or by the depositary institutions of the Company’s shares, up to seventy-two (72) hours prior to the scheduled date of the General Shareholders’ Meeting.

Paragraph Two – The call notice may also require that representation of the shareholder by a proxy in a Meeting be contingent upon filing of the relevant power of attorney with the Company’s head office, at least seventy-two (72) hours prior to the date scheduled for the General Shareholders’ Meeting.

CHAPTER V – MANAGEMENT OF THE COMPANY

Art. 13 – The Company shall be managed by the Board of Directors and by the Executive Committee, with the duties conferred to them by law and by these By-Laws. The relevant members shall be elected for a term of office of three (3) years, re-election being permitted, and they are released from posting bond for the performance of their duties.

Paragraph One – All members of the Board of Directors and of the Executive Committee shall take office by signing the relevant instruments, remaining in their respective offices up to the time their successors effectively take office.

Paragraph Two – The General Shareholders’ Meeting shall set the overall compensation of the Company’s officers, including benefits of any kind and entertainment allowances, the Board of Directors having the competent authority to distribute the compensation among its members and the members of the Executive Committee.

Paragraph Three – The General Shareholders’ Meeting may grant profit sharing to the officers of the Company, with due regard to the provisions of Article 152, Paragraph One and Paragraph Two of Law No. 6.404/76, following a proposal presented by the Company’s management.

BOARD OF DIRECTORS

COMPOSITION

Art. 14 – The Board of Directors shall comprise at least three (3) and at most twelve (12) members, all of them shareholders of the Company, who may be elected to and removed from the board by a General Shareholders’ Meeting, including in such number the members of the Board elected by the minority shareholders, if any, with due regard, concerning the number of members established in this article, to the provisions in paragraph 7 of article 141 of the Corporations Act.

Sole Paragraph – The Board of Directors shall appoint, from among its members, the Chairman and the Vice-Chairman of the Board.

SUBSTITUTION

Art. 15 – In the event of impediment or absence of the Chairman of the Board of Directors, he/she shall be replaced by the Vice-Chairman. In the absence of the Vice-Chairman, the Chairman shall be replaced by another member of the Board appointed by said Board.

Paragraph One – In the event of impediment or absence of any other member of the Board of Directors, the member thus impeded or absent may appoint his/her substitute, in writing, from among the other members of the Board of Directors, to represent him/her and make resolutions at the meeting to which he/she is not able to attend, under the terms of the provisions in Paragraph Three of Article 19 of these By-Laws.

Paragraph Two – Members of the Board of Directors may take part in any meeting of said Board through conference call, video conference or any other means allowing all of the Directors to see and hear each other and, in such case, they shall be deemed to have attended the same and shall confirm their vote by a written statement sent to the Chairman of the Board by mail or fax, promptly after the meeting. The resolutions taken in said meetings shall be confirmed at the next first meeting of the Board of Directors, which is physically attended by its members.

Art. 16 – In the event of vacancy in the offices of director, the substitute shall be appointed by the remaining directors for the remaining term of office of the substituted member or until a general meeting for the election of the substitute is held. In the event of vacancy in most offices of the members of the Board of Directors, as provided for in Article 14 above, a General Shareholders’ Meeting shall be called to elect the substitutes.

INCUMBENCIES

Art. 17 – It is incumbent upon the Board of Directors, in addition to the duties provided for in article 142 of the Corporations Act, to:

I - approve and amend the internal bylaws of the Board of Directors;

II - resolve as to the issuance of shares by the Company, involving capital increase, within the limit of the authorized capital, defining the terms and conditions of such issuance;

III - resolve as to the issuance of warrants and to the issuance of simple, unsecured debentures, non convertible into shares;

IV - resolve, by delegation of the General Shareholders’ Meeting, as to following aspects upon issuance of debentures by the Company: (i) timing of the issuance, (ii) time and maturity, amortization or redemption terms, (iii) time and interest payment, profit sharing and reimbursement premium terms, if any, (iv) form of subscription or placement, and (v) type of debentures;

V - resolve as to the issuance of promissory notes for public distribution (“Commercial Papers”) and as to the submission of the Company’s shares to a depositary system for trading of the respective certificates (“Depositary Receipts”);

VI - authorize the acquisition of shares issued by the Company, for cancellation or custody in Treasury for subsequent sale;

VII - authorize the sale of fixed assets, the creation of in rem guarantees and the granting of guarantees of third parties obligations, in an amount greater than three hundred million Reais (R$ 300,000,000.00);

VIII - approve the assumption of any obligation not provided for in the Company’s budget for an amount greater than three hundred million Reais (R$ 300,000,000.00);

IX - authorize the execution of agreements not provided for in the Company’s budget, for an amount greater than three hundred million Reais (R$ 300,000,000.00);

X - approve investments and acquisition of assets not provided for in the Company’s budget, for an amount greater than three hundred million Reais (R$ 300,000,000.00);

XI - authorize the acquisition of equity interest on a permanent basis in other companies in an amount greater than three hundred million Reais (R$ 300,000,000.00), not provided for in the Company’s budget and the encumbrance or sale of equity interests;

XII - approve the distribution of interim dividends;

XIII - select or remove the independent auditors, with due regard to the provisions of paragraph 2 of article 142 of the Corporations Law; and

XIV - appoint or remove the internal auditors, the General Secretary and the General Counsel;

Art. 18 – The specific duties of the Chairman of the Board of Directors are: (a) to call the General Shareholders’ Meetings when deemed necessary or as provided by law; (b) to chair the General Shareholders’ Meetings and appoint the Secretary among those present to the meeting; (c) to call and chair the meetings of the Board of Directors whenever deemed necessary or when requested by any director; (d) to ensure that the resolutions taken at the general shareholders’ meetings and at the meetings of the Board of Directors are duly implemented.

MEETINGS

Art. 19 – The Board of Directors shall meet, (i) on a regular basis, once every three months, and (ii) on a special basis, upon calling by the Chairman of the Board, who shall designate the matters to be discussed, with minutes being drawn up on its resolutions.

Paragraph One – The meetings of the Board shall be called in writing, at least seventy-two (72) hours in advance and the call notice shall indicate the agenda and the matters to be discussed in the relevant meeting.

Paragraph Two – The Board of Directors shall make resolutions by majority of votes, provided the majority of its members in office are present.

Paragraph Three – Any Member of the Board may be represented by another Director at meetings which he/she is not able to attend, provided such powers are granted in a written and signed document.

EXECUTIVE COMMITTEE

COMPOSITION

Art. 20 – The Executive Committee shall comprise eight (8) members, either shareholders or not, who are resident in Brazil, elected by the Board of Directors, to take the following offices:

a) Chief Executive Officer;

b) Executive Vice-President for Operations;

c) Executive Vice-President for Finance, Planning and Control;

d) Executive Vice-President for Marketing and Innovation;

e) Vice-President for Technology and Networks;

f) Vice-President for Regulation and Institutional Relations;

g) Vice-President for Information Technology and Products and Services Engineering; and

h) Vice-President for Customers.

Sole Paragraph - One same Executive Officer may be elected to perform the duties of more than one office in the Executive Committee, the members of the Executive Committee not to comprise the Board of Directors.

Art. 21 – In the event of absences or temporary impediments, the Chief Executive Officer shall be replaced by the Executive Vice-President for Finance, Planning and Control. In the event of any vacancy in an Executive Committee office, the relevant substitution shall be decided by the Board of Directors; in case of impediment, the Chief Executive Officer shall appoint the substitute of the impeded Executive Officer from among the other Executive Officers.

COLLEGIATE AUTHORITY OF THE EXECUTIVE COMMITTEE

AND REPRESENTATION OF THE COMPANY

Art. 22 – The Executive Committee is the competent body for active and passive representation of the Company, with the body and its members performing all the acts that are necessary and convenient for the management of corporate business. It is incumbent upon the Executive Committee, collectively, without limitation, to perform the following acts:

I. propose to the Board of Directors the Company’s general plans and programs, specifying the investment plans for expansion of the operating plant;

II. authorize, within the limits established in these By-Laws, the sale or encumbrance of fixed assets, the creation of in rem guarantees and the granting of guarantees of third parties’ obligations;

III. prepare the financial statements, the results for the fiscal year and the dividend distribution proposal, including interim dividends, as well as the application of the surplus, to be submitted for examination by the Audit Committee, by the Independent Auditors and by the Board of Directors;

IV. whenever applicable, perform the following acts, within the limits set in these By-Laws: (a) to ratify the purchase of materials and equipment and the contracting of assets, construction and services; (b) ratify the sale of current assets; and (c) authorize the contracting by the Company of financing and loans;

V. approve the execution of other agreements not mentioned above, within the limits of its duties.

Paragraph One – The resolutions of the Executive Committee shall be taken by majority vote, provided the majority of its members is present.

Paragraph Two – With due regard to the provisions of these By-Laws, in order to bind the Company it is necessary to obtain (i) the joint signature of two (2) Executive Officers, except in emergency situations, when the individual signature of the Chief Executive Officer or, in his absence or temporary impediment, of the Executive Vice-President for Finance, Planning and Control, shall be permitted, in any event subject to approval by the Executive Committee; (ii) the signature of one (1) Executive Officer jointly with one (1) Attorney-in-Fact; or (iii) the signature of two (2) Attorneys-in-Fact jointly, provided they are vested with specific powers.

Paragraph Three – Powers of attorney granted in the name of the Company shall always be executed by two (2) Executive Officers and must specify the powers granted and, except for those granted for legal purposes, must have a maximum effective term of one (1) year.

INCUMBENCIES OF THE EXECUTIVE OFFICERS

Art. 23 – The following are the specific incumbencies of each member of the Executive Committee:

I - Chief Executive Officer:

a) to follow up on and supervise the implementation of the resolutions of the General Shareholders’ Meetings and the Board of Directors;

b) to follow up on and supervise the implementation of the Company’s strategic policy;

c) to coordinate and supervise the duties of the other Statutory Officers, representing the Executive Committee at the General Shareholders’ Meeting and before the Board of Directors;

d) to coordinate the legal matters and ordinary relations with government authorities, through the General Secretary and the General Counsel;

e) to coordinate and follow up on human resources issues, through the Human Resources Department;

f) to coordinate and follow up on corporate communication issues, through the Institutional Communication Department;

g) to coordinate and follow up on internal audit issues, through the Audit Department;

h) to coordinate and follow up funds issues, through the General Funds Department.

II - Executive Vice-President for Operations:

a) to identify the needs of customers segments;

b) to carry out the sale of products and services;

c) to manage and develop sale channels (ex.: own stores, resale, reload and retail networks);

d) to develop and deploy merchandising actions and cooperative advertising;

e) to manage relationships with customers;

f) to identify the needs of the customers segments;

g) to negotiate specific proposals and solutions for Companies;

h) to identify opportunities and classify solutions to be developed together with the Products and Services Engineering for corporate customers;

i) to coordinate interfaces in the development and implementation of the solutions proposed for Companies;

j) to define sale targets by segment, product, channel, region, seller;

k) to monitor the sales performance by segment, product, channel, region, seller;

l) to support the marketing department in the definition of portfolio of phone sets;

m) to prepare and manage commercial agreements; and

n) to train and support the sales team.

III - Executive Vice-President for Finance, Planning and Control:

a) to identify political, economic, social and technological scenarios and monitor the share market;

b) to define macro-guidelines for the strategic plan and indicators to be controlled;

c) to support the Executive Committees in the preparation of the strategic plan, consolidate it and submit it to the Executive Committee;

d) to carry out market and/or economic feasibility studies requested by other departments;

e) to identify and evaluate business opportunities, evaluate purchase and partnership opportunities;

f) to implement approved projects (project management);

g) to develop a relationship strategy and interact with market entities and shareholders performing Investor Relations duties, to give information to the investing public, to the CVM (Securities Commission) and the entities with which the company shall have its securities listed and keep the company’s registration updated;

h) to define and manage the company’s financial structure;

i) to structure investments, make investments and raise funds;

j) to manage credit and financial risk (hedging);

k) to coordinate the daily management of cash flow (accounts payable and receivable);

l) to define accounting policies and criteria and prepare management accounting reports and reports for the market;

m) to define and manage the chart of accounts and maintain the database;

n) to analyze, conciliate and close the accounts;

o) to define and follow up on financial-economic indicators;

p) to prepare financial analysis for decision taking;

q) to monitor revenue assurance;

r) to prepare, conciliate and follow up on the budget.

IV - Executive Vice-President for Marketing and Innovation:

a) to define a marketing strategy and plan for all market segments;

b) to give support to the company in collecting information on customers, bidding, products and offers;

c) to harmonize offers among the transactions;

d) to manage the life cycle of products and services;

e) to identify opportunities/needs for innovation and classify the development of new products and services;

f) to classify new sale networks (in coordination with sales);

g) to manage the segments, develop and implement a strategy to promote customer acquisition, loyalty and retention;

h) to develop and implement offers, products and services based on the needs of each segment so as to comply with the demands of its internal customers;

i) to harmonize the form of the local Marketing activity;

to plan the needs, kinds and types of terminals and accessories (together with the Sales);

j) to develop and implement national and regional promotions;

k) to develop and implement advertising strategy and trademark management;

l) to develop and implement national and regional advertising campaigns;

m) to coordinate the participation and organization of the Company’s marketing events.

V - Vice-President for Technology and Network:

a) to coordinate the strategy for network technological evolution, development and growth;

b) to plan, size and develop the cellular radio network, switching, interconnection and service platforms;

c) to program and coordinate the projects;

d) to deploy the service platform-related projects;

e) to guarantee the implementation in accordance with the project specifications;

f) to monitor network management centers, platforms and information systems;

g) to monitor the global performance of the network;

h) to manage CGRs and service platforms;

i) to manage the traffic;

j) to monitor signalling and roaming systems;

k) physical and logical security of the network;

l) to deploy network projects;

m) to manage the network performance and service platforms;

n) to provide for preventive and corrective maintenance of the network elements and platform;

o) to manage the quality of the service suppliers; and

p) to carry out projects for the optimization of the network.

VI - Vice-President for Compliance and Institutional Relations:

a) to monitor the regulation environment;

b) to implement relationship and negotiation with the regulating agencies;

c) to prepare the documentation concerning regulating issues;

d) to officialize and publish indicators with Anatel;

e) to internally disclose substantial regulating issues;

f) to have relationships with outside entities;

g) to make contributions to public consultations;

h) to review advertising material;

i) to negotiate agreements and interconnection and interlink tariffs;

j) to manage interconnection agreements;

k) to plan the network optimization, analysis and proposals of cost optimization;

l) to make interface with the Network to make the optimization of the network and performance of improvements feasible; and

m) to define guidelines for the control of interconnection traffic performed by Billings.

VII - Vice-President for Information Technology and Products and Services Engineering:

a) to develop/foment the data business;

b) to develop technical design and test voice and/or data products and services to be launched in the market;

c) to coordinate the implementation of voice and/or data products and services with the technical and commercial areas;

d) to specify and make interface with platforms of products and services in IS;

e) to identify and control technical options and suppliers available for terminals and accessories;

f) to coordinate implementation activities and test of new terminals and accessories;

g) to establish the strategy for information system and the respective systems plan;

h) to give support to the respective procedure damages in the preparation and implementation of projects of business and corporate systems development;

i) to manage the operationalization of systems and infra-structure and coordinate the integration of systems and platforms;

j) to manage production environments;

k) to give corrective and preventive maintenance of the systems, applications, platforms and equipment;

l) to coordinate the supervision of service providers;

m) to supply help desk service;

n) to guarantee the implementation, maintenance and improvement of procedures; and

o) to manage total quality programs.

VIII - Vice-President for Customers:

a) to perform customer acknowledgment management;

b) to develop pricing and customer profitability analyses and guidelines;

c) to define criterion and tools for the development of CRM and billing systems;

d) to undertake and develop functional ownership of database and data care;

e) to be in charge of individual or corporate call center and data and wireless services;

f) to operationalize the call center for retention, loyalty, acquisition and recovery of customers;

g) to be in charge of back office and resale call center;

h) to control the call center traffic and collect information for the database;

i) to plan alternative channels (hot line, URA, fax, SMS, self-service, Internet);

j) to manage the billings and fraud control;

k) to define managing ruler of the collection procedure and coordination of credit limit.

CHAPTER VI – AUDIT COMMITTEE

Art. 24 – The Audit Committee, operating on a permanent basis, shall be made up of at least three (3) and at most five (5) regular members and an equal number of deputy members.

Paragraph One – The remuneration of the members of the Audit Committee, in addition to the reimbursement of travel and lodging expenses for performance of the function, shall be set by the General Shareholders’ Meeting that elects the members and may not be less than, for each member in office, ten percent of that attributed on average to each Executive Officer, without computing benefits of any nature, entertainment allowances or profit sharing.

Paragraph Two – In the event of a vacancy for an office on the Audit Committee, the substitute shall be the respective deputy. If there is vacancy in the majority of the offices, a general shareholders’ meeting shall be called in order to elect the substitutes.

Paragraph Three – The Audit Committee shall meet (i) on a regular basis, once every quarter, and (ii) on a special basis, by call notice from the Chairman of the Board of Directors, or from two (2) members of the Audit Committee, with minutes being drawn up for its resolutions.

Paragraph Four – The meetings of the Audit Committee shall be called for in writing at least forty-eight (48) hours in advance, with the call notice showing the agenda and a list of the matters to be discussed during the relevant meeting.

CHAPTER VII – FISCAL YEAR AND FINANCIAL STATEMENTS

FISCAL YEAR

Art. 25 – The fiscal year shall coincide with the calendar year, and the balance sheets shall be prepared on an annual, semi-annual or quarterly basis.

ALLOCATION OF PROFITS

Art. 26 – Together with the financial statements, the Board of Directors shall submit to the General Shareholders’ Meeting a proposal on (i) profit sharing by the employees and officers and (ii) full allocation of net income.

Paragraph One – From the net income for the fiscal year: (i) five percent (5%) shall be allocated to the legal reserve, with the aim of ensuring the integrity of the capital stock, limited to twenty percent (20%) of paid-in capital stock; and (ii) twenty-five percent (25%) of net income, adjusted according to chapters II and III of Article 202 of Law No. 6404/76, to be mandatorily distributed as a minimum compulsory dividend to all shareholders; and (iii) the remaining balance, after complying with all provisions contained in the previous items of this article, shall be allocated according to a resolution by the General Shareholders’ Meeting, based on a proposal from the Board of Directors as shown in the financial statements. In the event that the profit reserves exceed the capital stock, the General Shareholders’ Meeting shall resolve as to application of the excess in paying in or increasing capital stock or in paying additional dividends to the shareholders.

Paragraph Two – Dividends that remain unclaimed over a period of three (3) years, counting from the date of resolution of their distribution, shall revert to the Company’s benefit.

Art. 27 – The Company may, by resolution of the Board of Directors, declare dividends: (i) on account of profit assessed in six-monthly balance sheets, (ii) on account of profit assessed in quarterly balance sheets, provided the total dividends paid in each half of the fiscal year does not exceed the amount of capital reserves addressed in the Paragraph One of Article 182 of Law 6404/76, or (iii) on account of retained earnings or profit reserves shown in the last annual or six-monthly balance sheet.

Sole Paragraph – Interim dividends distributed on the terms of this article shall be ascribed to the minimum compulsory dividend.

Art. 28 – By resolution of the Board of Directors, and with due regard for legal provisions, the Company may pay to its shareholders interest on equity, which may be ascribed to the minimum compulsory dividend, subject to approval by the General Shareholders’ Meeting.

CHAPTER VIII – GENERAL PROVISIONS

Art. 29 – The Company shall go into liquidation in the cases provided for by law, it being incumbent upon the General Shareholders’ Meeting to determine the form of liquidation and to appoint the liquidator.

Art. 30 – Approval by the Company, through its representatives, of amalgamation, spin-off, merger or dissolution of its controlled subsidiaries shall be preceded by an economic and financial analysis by an independent Company, which is renowned internationally, confirming that equitable treatment is being given to all the interested companies, the shareholders of which shall have full access to the report on such analysis.

Art. 31 – For all contingencies that are not covered by these By-Laws, the Company shall be governed by the applicable law.